EX-35 (d)
Logo (National City Mortgage)


National City Mortgage Co.
A Subsidiary of National City Bank of Indiana
3232 Newmark Drive * Miamisburg, Ohio 45342
Telephone: (937) 910-1200


Mailing Address:
P.O. Box 1820
Dayton, Ohio 45401-1820


Officer Certification


RE: See attached for series (Exhibit A)


I, T. Jackson Case, Jr., hereby certify to DB Structured Products, Inc., that I am a duly elected Executive Vice President of National City Mortgage Corporation, a corporation organized under the laws of the State of Ohio
(the "Company") and further as follows:


     (i) A review of the activities of the Company during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and


     (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.


National City Mortgage

Certified by: /s/ T Jackson Case, Jr.
Name:   T Jackson Case, Jr.
Date:   2/14/2007/
Title:  Executive Vice President

No one Cares More !


(page)


Exhibit A

V31     DBALT 2006-AB2
V44     DBALT 2006-AB4
V15     DBALT 2006-AF1
V06     DBALT 2006-AR1
V46      DBALT 2006-AR5
X64     DBALT 2005-1
811     DS STRUCTURED PRODUCTS
960     DBALT 2003-1
978     DBALT 2003-3
771     DEUTSCHE BANK SECURITIES
916     DMSI 2003-1
440     DMSI 2004-1
465     DMSI 2004-2
777     DMSI 2004-4
W43     DBALT 2005-4
W62     DBALT 2005-5
W67     DBALT 2005-6
W27     i DBALT 2005-AR1
W52     DBALT 2005-AR2
X74     DBALT 2005-2
W04     DBALT 2005-3